Exhibit 99.1

Marcella K. Arline, Senior Vice President, Chief People Officer, Announces
Retirement from The Hershey Company

HERSHEY, Pa., November 16, 2007 --- Marcella K. Arline, Senior Vice President, Chief People Officer, The Hershey Company, is announcing her plans to retire after 26 years with the company. The company is conducting a search for her replacement. Arline will continue in her role during the transition to assist David J. West, President; the management team; and the board of directors.

“Throughout her career, Marcella has shown an unmatched dedication to the community, the company, and most importantly, the people of Hershey,” said Richard H. Lenny, Chairman and Chief Executive Officer. “Her leadership has had a tremendous impact across the company, in manufacturing, quality and regulatory compliance and human resources.  Marcella has led the development of our employees and leaders and has been instrumental in building our superior organization. Her energy, judgment and commitment will be greatly missed.”

Arline considered retiring under the company’s 2005 Early Retirement Plan. She agreed to remain with the company to help lead several initiatives, including Hershey’s global expansion, recruitment and leadership development, and planning and implementation of the Global Supply Chain Transformation.

Arline joined the company in 1981 as Manager, Quality Assurance and Environmental Affairs, at the Stuarts Draft, Virginia, Plant. She held various positions including Assistant to the Plant Manager, Luden’s; Manufacturing Manager and Plant Manager, Reese Plant; Director, Quality Assurance; Vice President, Quality and Regulatory Compliance; Vice President, Human Resources; and Senior Vice President, Human Resources and Corporate Affairs.

Arline was named Senior Vice President, Chief People Officer, in 2004, with responsibility for human resources, corporate communications, compensation, benefits, security, flight operations and facilities management for the Corporation.

Prior to joining Hershey, Arline was Manager, Material Evaluation, at Planters, a division of Standard Brands. A native of St. Petersburg, Fla., Arline received a bachelor’s degree from Virginia Polytechnic Institute and State University.

Commenting on the announcement, West said, “Marcella has worked tirelessly to develop the organizational capabilities and the leaders that will enable Hershey’s long-term success. On behalf of everyone at The Hershey Company, I want to thank Marcella for her dedication and contributions to the company. I look forward to working with her through the transition.”

About The Hershey Company
The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

# # #

Media Contact:	Kirk Saville	(717) 534-7838